Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

SGL CARBON FIBERS AND COMPOSITES, INC.,

A NEVADA CORPORATION,

ALDILA MATERIALS TECHNOLOGY CORP.,

A DELAWARE CORPORATION,

AND

CARBON FIBER TECHNOLOGY LLC,

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF NOVEMBER 27, 2007

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS	1

1.1	Definitions	1

ARTICLE 2.	PURCHASE AND SALE; CLOSING	4

2.1	Purchase and Sale of Interest	4
2.2	Purchase Price and Payment	4
2.3	Net Working Capital Adjustment	5
2.4	Closing; Closing Date	6
2.5	Closing Deliveries	7

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF COMPANY	7

3.1	Capitalization	8
3.2	Financial Statements	8
3.3	Governmental Authorizations	8
3.4	Tax Matters	9
3.5	Title to and Condition of Properties; Absence of Liens and Encumbrances, etc.	9
3.6	Material Agreements	9
3.7	Litigation	10
3.8	Employee Benefits	10
3.9	Environmental	11
3.10	Intellectual Property	11
3.11	Certain Interests and Transactions	11
3.12	Bank Accounts, Powers, etc.	11
3.13	Insurance	11
3.14	Disclosure	12

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF SELLER	12

4.1	Organization	12
4.2	Authorization; Enforceability	12
4.3	No Conflicts	13
4.4	Consents	13
4.5	Title to Interest	13
4.6	No Brokers or Finders	13
4.7	Legal Proceedings	13
4.8	Company’s Representations and Warranties Correct	13

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF BUYER	13

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5.1	Organization	13
5.2	Authorization	13
5.3	No Conflicts	14
5.4	Consents	14
5.5	No Brokers or Finders	14
5.6	Legal Proceedings	14
5.7	Purchase for Investment	14
5.8	Company’s Representations and Warranties Correct	14

ARTICLE 6.	COVENANTS PRIOR TO CLOSING DATE	14

6.1	Access and Investigation	14
6.2	Operation of the Business	14
6.3	Approvals and Consents	15
6.4	Negotiations with Others	15
6.5	Notification of Certain Matters	15
6.6	Best Efforts	15
6.7	Mutual Waiver	15

ARTICLE 7.	CONDITIONS TO THE CLOSING	16

7.1	Conditions to the Closing Relating to Buyer	16
7.2	Conditions to the Closing Related to Seller	17

ARTICLE 8.	TERMINATION; REMEDIES	18

8.1	Termination	18
8.2	Effects of Termination	18

ARTICLE 9.	INDEMNIFICATION	18

9.1	Survival of Representations and Warranties	18
9.2	Indemnification by Seller	19
9.3	Indemnification by Buyer	19
9.4	Indemnification by the Company	19
9.5	Procedures for Indemnification	19
9.6	Limitations on Indemnification	20
9.7	Adjustment to Purchase Price	21
9.8	Waiver by Seller	21

ARTICLE 10.	OTHER COVENANTS AND AGREEMENTS	21

10.1	Confidential Information of the Company and Buyer	21
10.2	Confidential Information of Seller	23
10.3	Non-Solicitation of Employees and Customers	24
10.4	Covenant Not to Compete	24
10.5	Remedies	25
10.6	Receivables Owed to the Company from Seller	25

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ARTICLE 11.	TAX MATTERS	25

11.1	Tax Returns	25
11.2	Liability for Taxes and Related Matters	26
11.3	Adjustment to Purchase Price	27
11.4	Assistance and Cooperation	27
11.5	Tax Disputes and Audits	27
11.6	Refunds	28
11.7	Disputes	28

ARTICLE 12.	GENERAL PROVISIONS	28

12.1	Public Announcements	28
12.2	Notices	28
12.3	Further Assurances	30
12.4	Waiver	30
12.5	Severability	30
12.6	Entire Agreement; Amendment	30
12.7	Assignment	30
12.8	No Third Party Beneficiaries	30
12.9	Governing Law	31
12.10	Counterparts; Facsimile Signatures	31
12.11	Section Headings; Construction	31
12.12	Time of the Essence; Computation of Time	31
12.13	Dispute Resolution	31

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into this 27th day of November, 2007 by and among SGL Carbon Fibers and Composites, Inc., a Nevada corporation (“Buyer”), Aldila Materials Technology Corp., a Delaware corporation (“Seller”) and Carbon Fiber Technology LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Seller and Buyer are each members of the Company, and each owns a fifty percent (50%) interest in the Company; and

WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, all of Seller’s beneficial and record membership interests in the Company (the “Interest”), upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.           DEFINITIONS

1.1           Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in Law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person or (b) any Person in which the specified Person or the specified Person’s Affiliates (as defined in clause (a) only) holds fifty percent (50%) or more of the outstanding equity interests.

“Aldila Golf Supply Agreement” means the Supply Agreement in the form of Exhibit B attached hereto.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assignment” means the Assignment of Interest in the form of Exhibit A attached hereto.

“Business” means the manufacture and sale of continuous carbon fibers manufactured from polyacrylonitrile precursor raw materials.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by Law to close.

“Closing” means the consummation of the sale of the Interest under this Agreement.

“Closing Date” means the date on which the Closing actually takes place.

“Closing Date Deadline” means December 31, 2007.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Contract” means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

“Current Assets” means the total current assets of the Company as of the close of business on the Closing Date, determined in accordance with Section 2.3.

“Current Liabilities” means the total current liabilities of the Company as of the close of business on the Closing Date, determined in accordance with this Section 2.3.

“Disclosure Schedule” means the Disclosure Schedule dated the date hereof and delivered by Company to Buyer and Seller and annexed hereto. The Sections of the Disclosure Schedule shall be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, shall be deemed to qualify only that section; provided, however, that disclosures in another Section may be specifically incorporated by reference into the applicable Section and such specifically incorporated disclosures shall be deemed to qualify such applicable Section.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any Law relating to the regulation or protection of the environment or to emissions, discharges, releases, or threatened releases of any contaminant, hazardous, or harmful substance into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land, or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemicals or Hazardous Substances.

“GAAP” means generally accepted accounting principles, rules and procedures in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor organization) that are applicable to the circumstances as of the date of determination.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substances” means shall mean and include: (i) any “Hazardous Substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., or the regulations promulgated thereunder; (ii) any substances that are defined or listed in, or otherwise classified pursuant to, any other applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” or “contaminants,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” as such Environmental Laws were in effect at the time of the relevant act or omission, and (iii) petroleum compounds, drilling fluids and wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

“Knowledge” means:

(a)           with respect to Seller, the actual knowledge of Peter Mathewson and Robert Cierzan after due inquiry;

(b)           with respect to Buyer, the actual knowledge of Scott Carlton and Dan Pichler after due inquiry; and

(c)           with respect to Company, the actual knowledge of Alex Walk after due inquiry.

“Law” means any constitutional provision, statute or other law, rule, regulation, ordinance or interpretation of any Governmental Entity and any Order.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, Tax deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated October 29, 1999.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Party” means either Company, Buyer or Seller.

“Permit” means any license, permit, franchise, certificate of authority, Approval or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, Governmental Entity or any other entity in its own or any representative capacity.

“Release Agreement” means the Release Agreement in the form of Exhibit D attached hereto.

“Securities Act” means the Securities Act of 1933 or any successor Law, as amended, and regulations and rules issued pursuant to that Act or any successor Law.

“Tax” or “Taxes” means taxes of any kind, levies or other like assessments, imposts, charges or fees, including, without limitation, income taxes, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, escheat liability or other similar property rights asserted by any Governmental Entity, estimated taxes, withholding, employment, social security, workers compensation, utility, severance production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, single business taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed by the Company with any Governmental Entity in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company) or the administration of any Laws, regulations or administrative requirements relating to any Tax.

 “Transition Services Agreement” means the Transition Services Agreement in the form of Exhibit E attached hereto.

ARTICLE 2.           PURCHASE AND SALE; CLOSING

2.1           Purchase and Sale of Interest. Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Interest, free and clear of all Encumbrances, except for any restrictions on transfer generally arising under any applicable federal or state securities Law. Notwithstanding anything herein to the contrary, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller of any kind or nature.

2.2           Purchase Price and Payment.

(a)           The aggregate purchase price (the “Purchase Price”) for the Interest shall be an amount equal to the sum of: (i) Seventeen Million Dollars ($17,000,000), plus (ii) an amount equal to fifty percent (50%) of the Final Net Working Capital (as defined in Section 2.3(f) below).

(b)           At the Closing, Buyer shall pay to Seller an amount equal to the sum of:  (i) Seventeen Million Dollars ($17,000,000), plus (ii) an amount equal to fifty percent

(50%) of the Estimated Net Working Capital (as hereinafter defined). Not later than three (3) days prior to the Closing Date, Company shall provide Buyer and Seller, subject to Buyer’s and Seller’s reasonable approval, with a good faith estimate of the Final Net Working Capital (the “Estimated Net Working Capital”).

(c)           Seller (i) acknowledges to the Company and Buyer that Seller will not receive any other distributions or payments from the Company for the Interest and (ii) waives all of Seller’s rights to any such distributions or payments of any kind or nature whatsoever from the Company pursuant to the Operating Agreement or otherwise, except as specifically provided herein.

2.3           Net Working Capital Adjustment.

(a)           Within sixty (60) days after the Closing, Buyer shall prepare (or cause to be prepared), issue and deliver to Seller (i) a balance sheet which shall set forth the assets and liabilities of Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”) and (ii) a statement of the Net Working Capital that is derived from the Closing Date Balance Sheet (the “Net Working Capital Statement”), each in accordance with Section 2.3(b) below.

(b)           The Closing Date Balance Sheet and the Net Working Capital Statement shall be prepared in accordance with GAAP, determined as if the Closing Date was the Company’s normal year-end and applied on a basis consistent with the December 31, 2006 audited balance sheet included as part of the Financial Statements (the “Fiscal Year End Balance Sheet”); provided, that, inventory quantities shall be determined based on a physical inventory taken by the Company and observed by representatives of Buyer and Seller as of the close of business on the Closing Date and; provided, further, that, (i) inventories shall be valued at cost (determined using the first-in-first-out (“FIFO”) method) in accordance with GAAP, (ii) no receivable which is past ninety (90) days’ due shall be included in the Closing Date Balance Sheet, and (iii) all employee incentive payments shall be accurately accrued on an interim basis through the Closing Date.

(c)           Within the twenty (20) day period after delivery by Buyer of the Closing Date Balance Sheet and Net Working Capital Statement, Seller shall, in a written notice to Buyer, either accept the Closing Date Balance Sheet and Net Working Capital Statement, or, in the event that Seller believes that the Closing Date Balance Sheet or Net Working Capital Statement was not prepared on an accurate basis and as set forth in Section 2.3(b), describe in reasonable detail any proposed adjustments to the Closing Date Balance Sheet or Net Working Capital Statement which Seller believes should be made and the basis therefor. If Buyer has not received such notice of proposed adjustments within such twenty (20) day period, Seller will be deemed to have accepted the Closing Date Balance Sheet and Net Working Capital Statement.

(d)           Buyer and Seller shall negotiate in good faith to resolve any dispute over Seller’s proposed adjustments to the Closing Date Balance Sheet or Net Working Capital Statement.

(e)           If any such dispute is not fully resolved within twenty (20) days following receipt by Buyer of the proposed adjustments, Seller and Buyer jointly shall select a licensed independent public accounting firm, which firm shall not have had a material relationship with Buyer, the Company or Seller or any of their respective Affiliates within two (2) years preceding such selection (such firm, the “Arbiter”), to resolve any remaining dispute over Seller’s proposed adjustments in accordance with the standards set forth in Section 2.3(b), which resolution shall be final and binding. The parties shall instruct the Arbiter to deliver its written determination not later than the twentieth (20th) day after the dispute is referred to the Arbiter. The Arbiter’s determination shall be based solely on written submissions by Seller and Buyer and their respective representatives and not by independent review. The Arbiter shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees and expenses of the Arbiter shall be shared by Seller and Buyer in proportion to the percentage of the disputed amount determined to be for the account of Seller and Buyer, respectively.

(f)            The “Final Closing Date Balance Sheet” and the “Final Net Working Capital Statement” shall be (i) the Closing Date Balance Sheet and the Net Working Capital Statement, in the event that Seller does not deliver a notice of proposed adjustments within the twenty (20) day period specified in Section 2.3(b) above or accepts the Closing Date Balance Sheet and Net Working Capital Statement or (ii) the Closing Date Balance Sheet and the Net Working Capital Statement as adjusted by either (A) the mutual agreement of Seller and Buyer or (B) the Arbiter. For purposes hereof, “Final Net Working Capital” shall mean Net Working Capital as reflected on the Final Net Working Capital Statement.

(g)           Promptly, but no later than five (5) Business Days after issuance of the Final Closing Date Balance Sheet and Final Net Working Capital Statement:

(i)            if fifty percent (50%) of the Final Net Working Capital exceeds fifty percent (50%) of the Estimated Net Working Capital, then Buyer shall cause the Company to pay to Seller the excess by wire transfer of readily available funds to an account designated by Seller, or

(ii)           if fifty percent (50%) of the Estimated Net Working Capital exceeds fifty percent (50%) of the Final Net Working Capital, then Seller shall pay to Buyer the excess by wire transfer of readily available funds to an account designated by Buyer.

2.4           Closing; Closing Date. Provided that the conditions to Closing set forth in ARTICLE 6 have been satisfied or waived, the Closing of the transactions provided for in this Agreement shall be held in Charlotte, North Carolina at the offices of Buyer (although the parties anticipate that a face-to-face closing shall not be required), on November 30, 2007, or on such other date or at such other place or time as is mutually agreed upon by the parties hereto. The Closing shall be effective for economic and accounting purposes as of the close of business on the Closing Date.

2.5           Closing Deliveries.

(a)           On the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following:

(i)            the Assignment, duly executed by Seller;

(ii)           the Aldila Golf Supply Agreement, duly executed by Aldila Golf Corp., a Delaware corporation and an Affiliate of Seller (“Aldila Golf”);

(iii)          the Transition Services Agreement, duly executed by Seller;

(iv)          duly executed resolutions of the board of directors of Seller authorizing Seller to enter into this Agreement and consummate the transactions contemplated hereby;

(v)           all Approvals as are required to consummate the transactions contemplated hereby;

(vi)          the resignations of those managers and officers of Company requested by Buyer;

(vii)         the Release Agreement, duly executed by the Seller; and

(viii)        such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by Buyer or its counsel.

(b)           On the Closing Date, Buyer shall deliver or cause to be delivered to Seller the following:

(i)            the Aldila Golf Supply Agreement, duly executed by the Company;

(ii)           the Transition Services Agreement, duly executed by the Company;

(iii)          the portion of the Purchase Price payable pursuant to Section 2.2(b);

(iv)          the Release Agreement, duly executed by the Company; and

(v)           such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by Seller or its counsel.

ARTICLE 3.           REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Buyer and Seller as follows:

3.1           Capitalization. The Interest is validly issued pursuant to the Operating Agreement. Except for the Operating Agreement, there are no voting agreements, partnership agreements or other agreements, instruments or rights of any kind or nature outstanding or in effect with respect to the Interest. Except as provided in the Operating Agreement, there are no preemptive rights, whether at Law or otherwise, to purchase the Interest, and there are no outstanding warrants, options, agreements, or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem the Interest or any other membership interests of the Company.

3.2           Financial Statements.

(a)           Company has heretofore delivered to Buyer and Seller the audited financial statements of the Company for the year ended December 31, 2006, and the unaudited financial statements of the Company for the ten (10) month period ended October 31, 2007 (the “Interim Financial Statements”), in each case including the balance sheet as of each such date and the related consolidated statements of income and retained earnings and cash flows for each of the respective periods then ended (collectively, the “Financial Statements”). Except as noted therein, and except that the Interim Financial Statements do not include footnote disclosures, as required by GAAP, and are subject to normal year end adjustments (which will not be material, individually or in the aggregate) consistent with past practice, such Financial Statements (i) have been prepared from the books and records of the Company, (ii) are in accordance with GAAP consistently applied throughout and among the periods covered thereby, and (iii) fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates and for the respective periods thereof.

(b)           The Company does not have any material debts, liabilities or obligations whether accrued, absolute, contingent or otherwise and whether or not due or become due, except those (i) set forth in the Financial Statements not exceeding the amounts set forth therein, (ii) incurred since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice and in accordance with this Agreement, or (iii) set forth in Section 3.2(b) of the Disclosure Schedule.

(c)           Except as set forth in Section 3.2(c) of the Disclosure Schedule, since December 31, 2006, to the Knowledge of Company, (i) the business of the Company has been conducted in the ordinary course consistent with past practice; and (ii) there has not been (A) any change, event or circumstance which has had or would be reasonably expected to have a material adverse effect on the Company, its business or the Interest, or (B) any material damage, destruction or other loss with respect to property owned by the Company, whether or not covered by insurance.

3.3           Governmental Authorizations. Section 3.3 of the Disclosure Schedule contains a complete and accurate list of all Permits held by the Company which are the only Permits necessary to carry on the Business. Except as set forth in Section 3.3 of the Disclosure Schedule, to the Knowledge of Company, all such Permits will remain in full force and effect immediately after giving effect to the transactions contemplated hereby and no notice or additional filings must be made in connection therewith.

3.4           Tax Matters. Except as set forth in Section 3.4 of the Disclosure Schedule, the Company has (a) timely filed in accordance with all applicable Laws (taking into account valid extensions), all Tax Returns required to be filed by it, (b) paid all Taxes shown to have become due pursuant to such Tax Returns, and (c) paid all Taxes (other than those being contested in good faith, all of which are disclosed in Section 3.4 of the Disclosure Schedule) for which a notice of, or assessment, or demand for, payment has been received or which are otherwise due and payable. To the Knowledge of Company, all Tax Returns filed by Company with respect to Taxes were true, correct and complete in all material respects as of the date on which they were filed or as subsequently amended to the date hereof. Company will not be liable for any Tax (i) relating to any period that ends on or before the Closing Date or (ii) for any period that begins on or before the Closing Date and ends after the Closing Date, for the portion of such period that ends on the Closing Date, except to the extent a liability for such Taxes is specifically provided for on the Final Closing Date Balance Sheet. Except as set forth in Section 3.4 of the Disclosure Schedule, to the Knowledge of Company, (A) Company has not been notified by any taxing authority that any Tax Return will be examined, (B) there is no litigation or assessment pending or proposed with respect to any liability for Tax that relates to Company, (C) all amounts required to be collected or withheld by Company with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, (D) no extension of time within which to file any Tax Return that relates to Company has been requested, which Tax Return has not since been filed, and (E) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return which remains in effect

3.5           Title to and Condition of Properties; Absence of Liens and Encumbrances, etc. Company has good and marketable title (or valid leasehold interests in all properties held under lease) to all assets and properties that are material to the Company, including but not limited to all assets that it purports to own or have the right to use as reflected in the Fiscal Year End Balance Sheet (other than assets and properties not material to the Company that were disposed of since the date of the Fiscal Year End Balance Sheet in the ordinary course of business consistent with past practice) or acquired after the date thereof, in each case free and clear of all Encumbrances, except for (a) Encumbrances consisting of liens for Taxes not yet due and (b) Encumbrances described in Section 3.5 of the Disclosure Schedule.

3.6           Material Agreements. Section 3.6 of the Disclosure Schedule lists every Material Agreement to which the Company is a party or by which the Company or any of its properties or assets (real, personal or mixed, tangible or intangible) is bound. As used herein, the term “Material Agreement” shall mean any Contract to which the Company is a party or by which the Company or any of its properties or assets (real, personal or mixed, tangible or intangible) is bound, which (a) obligates any party thereto after the date hereof to make payments, in the case of agreements with vendors or lessors to the Company, of more than $50,000 or, in the case of agreements with customers or lessees of the Company, more than $50,000, (b) has an unexpired term as of the date hereof in excess of one (1) year, (c) is a lease or other contract relating to rights in real property, (d) contains a covenant not to compete or otherwise limits or restricts the ability of the Company to conduct its business, including as to manner or place, (e) provides for the extension of credit, (f) provides for a guaranty or indemnity by the Company, (g) grants a power of attorney, agency or similar authority to another Person, (h) contains a right of first refusal, (i) contains a right or obligation of or to Seller or any director, officer or Affiliate of the

Company, (j) constitutes an employment agreement or a collective bargaining agreement or provides for severance benefits to any officer, director or employee, (k) represents a Contract upon which the Company is substantially dependent or which is otherwise material to the Company, (l) contains any provision pursuant to which Company (or any successor) will be obligated to make any payment or provide any benefit to any Person as a result of the consummation of the transactions contemplated hereby (either alone, upon the occurrence of an act or event, the lapse of time or any combination thereof), or (m) was not made in the ordinary course of business consistent with past practice. No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under the Operating Agreement by Seller has occurred or, as a result of this Agreement, performance hereof or consummation of the transactions contemplated hereby or otherwise, will occur.

3.7           Litigation. Except as set forth in Section 3.7 of the Disclosure Schedule:  (a) there is no Action pending or, to the Knowledge of Company, threatened (i) against Company or affecting any of its properties or assets (real, personal or mixed, tangible or intangible) or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions and, (b) there is no Order outstanding (i) against Company or affecting any of its properties or assets (real, personal or mixed, tangible or intangible), or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions. To the Knowledge of Company, no facts exist and no event has occurred that, in either case, forms the basis for any claim against Company for products liability, whether in tort or strict liability or on account of any express or implied warranty.

3.8           Employee Benefits. Section 3.8 of the Disclosure Schedule contains a complete list of “Plans” consisting of each:  (a) “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, to which the Company contributes or is required to contribute, including each multi-employer welfare plan (“Welfare Plan”), and sets forth the amount of any liability of the Company for payments more than thirty (30) days past due with respect to each Welfare Plan as of the Closing Date; (b) “multi-employer plan,” as defined in Section 4001(a)(3) of ERISA, to which the Company (or any Person which is, or at any time in the prior six (6) years has been, a member of a “controlled group of corporations” with or is under “common control” with the Company as defined in Section 414(b) or (c) of the Code (“Common Control Entity”)) has contributed or been obligated to contribute at any time after September 25, 1980 (“Multi-employer Plan”); (c) “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multi-employer Plan) to which the Company or any Common Control Entity contributes, is required to contribute, or has been obligated to contribute at any time after December 31, 1991; (d) deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment, other than normal payroll practices but including policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons, maintained by the Company; and (e) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents of the Company, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave.

3.9           Environmental. To the Knowledge of Company, the Company and its business, operations and assets are and have been in compliance in all material respects with all Environmental Laws. To the Knowledge of the Company (a) no Hazardous Substances are or have been released, discharged, spilled or disposed of or have migrated onto or from, the premises owned or leased by the Company, and (b) no environmental condition exists (including, without limitation, the presence, release, threatened release or disposal of Hazardous Substances) related to the premises owned or leased by the Company or to the Company’s past or present operations, which would constitute a violation of any Environmental Law or otherwise give rise to costs, liabilities or obligations under any Environmental Law.

3.10         Intellectual Property. Section 3.10 of the Disclosure Schedule sets forth a complete and accurate list and description of (a) all United States federal, state and foreign patents, trademarks, trade names, service marks, copyrights (including any registrations and applications therefor) and all trade secrets, technology, processes, inventions and other intellectual property owned by or developed by or for the benefit of the Company (the “Intellectual Property Rights”) and (b) all United States federal, state and foreign patents/trademarks, trade names, service marks, copyrights (including any registrations and applications therefor) and all technology, processes, inventions and other intellectual property licensed to the Company (the “Licensed Rights”). Except as specifically set forth in Section 3.10) of the Disclosure Schedule, to the Knowledge of Company, (i) the Company owns and has the full and exclusive right to use the Intellectual Property Rights and the Intellectual Property Rights are free of any Encumbrances, are not subject to any license (royalty-bearing or royalty-free) and are not subject to any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person, (ii) the Licensed Rights are free and clear of any Encumbrances, royalties or other obligations, and (iii) the Intellectual Property Rights and the Licensed Rights are all those rights necessary to conduct the business of the Company as currently being conducted by the Company.

3.11         Certain Interests and Transactions. Except as set forth in Section 3.11 of the Disclosure Schedule, neither Seller nor any of its Affiliates (i) has any material interest in any of the assets, liabilities or properties used in or pertaining to the business of the Company or (ii) is presently a party to any material transaction with the Company relating to its business, including without limitation, any Contract (A) providing for the furnishing of material services by, (B) providing for the rental of material real or personal property from, or (C) otherwise requiring material payments to (other than for services as officers, directors or employees of Company) Seller or any such Affiliate.

3.12         Bank Accounts, Powers, etc. Section 3.12 of the Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box, the account number of all accounts maintained there and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names of each Person holding powers of attorney or agency authority from the Company and a summary of the terms thereof.

3.13         Insurance. Section 3.13 of the Disclosure Schedule sets forth a list and brief description (specifying the insured, the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed applicable policy limits, setting forth the aggregate amount paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer’s liability thereunder) of all policies or binders of fire, liability, errors and omissions, workers’ compensation, vehicular, unemployment and other insurance held by or on behalf of the Company or insuring the Company’s operations, facilities or personnel. Such policies and binders are valid and enforceable in accordance with their terms in all respects, are in full force and effect, and insure against risks and liabilities to the extent and in respect of amounts, types and risks insured, as are customary in the industries in which the Company operates. The Company is not in default with respect to any material provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims disclosed on Section 3.13 of the Disclosure Schedule, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than forty-five (45) days or as to which the carrier has disclaimed liability. The Company has not received any notice of cancellation or non-renewal of any such policy or binder. The Company has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage listed on Section 3.13 of the Disclosure Schedule will not be available in the future on substantially the same terms as now in effect. None of the policies disclosed on Section 3.13 of the Disclosure Schedule provides that premiums paid in respect of periods may be adjusted or recomputed based on claims-paying experience of such policies or otherwise. Except as separately disclosed on Section 3.13 of the Disclosure Schedule, all of such policies or binders in the name of the Company shall be in full force and effect and enforceable by the Company following the consummation of the transactions contemplated by this Agreement.

3.14         Disclosure. No representation or warranty of Company contained in this Agreement, or in the Disclosure Schedule or Exhibits attached hereto, and no statement furnished or to be furnished by Company pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty, or such statement, not misleading in light of the circumstances in which it was made.

ARTICLE 4.           REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

4.1           Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all necessary corporate power and authority to carry on its business as now conducted.

4.2           Authorization; Enforceability. Seller has the necessary corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by the board of directors of Seller and by all other necessary corporate action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

4.3           No Conflicts. The execution, delivery and performance of this Agreement by Seller will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (i) the charter documents or bylaws of Seller, (ii) any Law to which Seller is subject or (iii) any Contract to which Seller is a party.

4.4           Consents. Except as provided in Section 4.2, the execution, delivery and performance of this Agreement by Seller will not require any Approvals.

4.5           Title to Interest. Other than the Interest, Seller owns no other interest in the Company. Seller has never transferred or pledged any portion of the Interest. Seller has good and marketable title to, and sole record and beneficial ownership of, the Interest, free and clear of any and all Encumbrances. Upon consummation of the Closing, without exception, Buyer will acquire legal and beneficial ownership of, good and marketable title to, and all right to vote the Interest, free and clear of all Encumbrances.

4.6           No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

4.7           Legal Proceedings. There is no Order or Action pending, or to the Knowledge of Seller, threatened against Seller that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on Seller’s ability to perform this Agreement.

4.8           Company’s Representations and Warranties Correct. To the Knowledge of Seller, the representations and warranties of Company made in ARTICLE 3 are true and correct.

ARTICLE 5.           REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1           Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has all necessary corporate power and authority to carry on its business as now conducted.

5.2           Authorization. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by the board of directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

5.3           No Conflicts. The execution, delivery and performance of this Agreement by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (i) the charter documents or bylaws of Buyer, (ii) any Law to which Buyer is subject or (iii) any Contract to which Buyer is a party.

5.4           Consents. Except as provided in Section 5.2, the execution, delivery and performance of this Agreement by Buyer will not require any Approvals.

5.5           No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

5.6           Legal Proceedings. There is no Order or Action pending, or to the Knowledge of Buyer, threatened against Buyer that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement.

5.7           Purchase for Investment. Buyer is acquiring the Interest solely for its own account, for investment purposes, and not with a view to resale or distribution of all or any part of the Interest being purchased by it. Buyer understands that the Interest to be acquired by it has not been registered under the Securities Act, or applicable state securities Laws.

5.8           Company’s Representations and Warranties Correct. To the Knowledge of Buyer, the representations and warranties of Company made in ARTICLE 3 are true and correct.

ARTICLE 6.           COVENANTS PRIOR TO CLOSING DATE

6.1           Access and Investigation. Between the date of this Agreement and the Closing Date, Company shall provide Buyer and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of the premises, properties, contracts, commitments, books, records and other information of the Company and will cause its officers to furnish to Buyer and its authorized representatives any and all financial, technical and operating data and other information pertaining to the business of the Company, as Buyer shall from time to time reasonably request. Seller hereby consents to the foregoing and shall cause its representatives in Company management to take such actions as may be necessary to allow Buyer such access.

6.2           Operation of the Business. Between the date of this Agreement and the Closing Date, Company shall conduct the business of the Company in the ordinary course of business consistent with past practice; and the Company shall:  (a) preserve intact its business organization, (b) maintain its books and records in accordance with past practices, and (c) use reasonable efforts to maintain satisfactory relations with valuable licensors, suppliers, distributors, customers and others with whom it has business relationships. Seller hereby consents to the foregoing and shall cause its representatives in Company management to take such actions as may be necessary for Company to take such actions.

6.3           Approvals and Consents. Upon the terms and subject to the conditions set forth in this Agreement, each of Seller, Buyer and Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to:  (a) the obtaining of all necessary Approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an Approval from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of all necessary Approvals from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No Party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Seller, Buyer and Company shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such Laws.

6.4           Negotiations with Others. Seller hereby agrees that, prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, neither Seller nor its agents or representatives shall, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information (other than publicly available information) to, or authorize any financial advisor or other Person to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Buyer) concerning any potential sale of the Interest. Seller will promptly notify Buyer if any such discussions or negotiations are sought to be initiated or such information is requested.

6.5           Notification of Certain Matters. Between the date of this Agreement and the Closing Date, each Party shall give prompt notice to the other Parties after becoming aware of (a) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (b) any failure of such Party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

6.6           Best Efforts. Between the date of this Agreement and the Closing Date, each party will use its reasonable best efforts to cause the conditions in ARTICLE 6 to be satisfied which are within their control to pursue or obtain.

6.7           Mutual Waiver. Each of Buyer and Seller hereby waive the satisfaction of the conditions set forth in Article VII of the Operating Agreement which would otherwise be applicable in connection with the proposed transfer of the Interest by Seller to Buyer pursuant to this Agreement.

ARTICLE 7.           CONDITIONS TO THE CLOSING

7.1           Conditions to the Closing Relating to Buyer. Consummation by Buyer of the transactions contemplated hereby is subject to the fulfillment prior to or at the Closing Date, of each of the following conditions:

(a)           the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification), in either case, as of the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date;

(b)           the representations and warranties of Company contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification), in either case, as of the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date;

(c)           Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date;

(d)           Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Company at or prior to the Closing Date;

(e)           all consents, authorizations, Orders and Approvals of, and filings and registrations with any Governmental Entity or any other Person which are required for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated hereby, shall have been obtained or made;

(f)            no Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action be pending or threatened at what would otherwise be the Closing Date, which prohibits or restricts or, (if successful) would prohibit or restrict, the transactions contemplated by this Agreement or would not permit the business of the Company as presently conducted to continue unimpaired following the Closing Date;

(g)           Seller shall have delivered to Buyer an officer’s certificate, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that (i) such officer is familiar with the provisions of this Agreement and (ii) the conditions specified in Sections 7.1(a), 7.1(c), 7.1(e) and 7.1(f) have, to such officer’s Knowledge, been satisfied;

(h)           Company shall have delivered to Buyer an officer’s certificate, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that (i) such officer is familiar with the provisions of this Agreement and (ii) the conditions specified in Sections 7.1(b) and 7.1(d) have, to such officer’s Knowledge, been satisfied;

(i)            there shall not have been:  (i) any material adverse change in the business, operations, properties, prospects, earnings, assets or condition (financial or otherwise) of the business of the Company; (b) any change in applicable Laws which would reasonably be expected to have a material adverse change in the business, operations, properties, prospects, assets or condition (financial or otherwise) of the business of the Company; and (c) any material damage to the assets or properties of the Company by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and

(j)            the deliveries referred to in Section 2.5(a) shall have been made.

7.2           Conditions to the Closing Related to Seller. Consummation by Seller of the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

(a)           the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification), in either case, as of the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date;

(b)           the representations and warranties of Company contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification), in either case, as of the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date;

(c)           Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date;

(d)           Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Company at or prior to the Closing Date;

(e)           all consents, authorizations, Orders and Approvals of, and filings and registrations with any Governmental Entity or any other Person which are required for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated hereby, shall have been obtained or made;

(f)            no Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action be pending or threatened at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement;

(g)           Buyer shall have delivered to Seller an officer’s certificate, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that (i) such officer is familiar with the provisions of this Agreement and (ii) the conditions specified in Sections 7.2(a), 7.2(c), 7.2(e) and 7.2(f) have, to such officer’s Knowledge, been satisfied;

(h)           Company shall have delivered to Seller an officer’s certificate, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that (i) such officer is familiar with the provisions of this Agreement and (ii) the conditions specified in Sections 7.2(b) and 7.2(d) have, to such officer’s Knowledge, been satisfied; and

(i)            the deliveries referred to in Section 2.5(b) shall have been made.

ARTICLE 8.           TERMINATION; REMEDIES

8.1           Termination. This Agreement may be terminated:

(a)           by mutual written agreement of Seller and Buyer;

(b)           by Seller, if any of the conditions set forth in Section 7.2 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before the Closing Date Deadline; or

(c)           by Buyer, if any of the conditions set forth in Section 7.1 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before the Closing Date Deadline.

8.2           Effects of Termination. In the event of such termination, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other parties hereto or their respective stockholders or directors or officers in respect hereof, except for the obligations of the parties hereto in ARTICLE 9 and except that nothing herein will relieve any party from liability for misrepresentation under or any breach of this Agreement prior to such termination or be deemed to constitute a waiver of any available remedy therefor.

ARTICLE 9.           INDEMNIFICATION

9.1           Survival of Representations and Warranties. The representations and warranties of the Company set forth in ARTICLE 3 of this Agreement, the representations and warranties of Seller set forth in ARTICLE 4 of this Agreement and the representations and warranties of Buyer set forth in ARTICLE 5 of this Agreement shall survive for a period of eighteen (18) months following the Closing Date (the “General Survival Period”), except that (a) the representations and warranties of Seller contained in Sections 4.5 shall survive indefinitely, and (b) if a claim or notice is given under Section 9.2 or 9.3, as the case may be, with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved. This Section 9.1 shall not limit any covenant or agreement of Seller that contemplates performance after the Closing Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants and obligations.

9.2           Indemnification by Seller. Seller agrees to defend, indemnify and hold harmless Buyer and, from and after the Closing, the Company, and their respective directors, officers, employees and Affiliates (“Buyer Indemnified Parties”) from and against any and all Losses that may be sustained, suffered or incurred by such Buyer Indemnified Party arising out of or relating to (a) any inaccuracy in or breach of any of the representations or  warranties made by Seller in or pursuant to this Agreement, (b) any breach or nonperformance of any covenants or agreements made by Seller in or pursuant to this Agreement and (c) the operation of the Business on or before the Closing Date.

9.3           Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless the Seller and its Affiliates (“Seller Indemnified Parties”) from and against any and all Losses that may be sustained, suffered or incurred by such Seller Indemnified Party  arising out of or relating to (a) any inaccuracy in or breach of any of the representations and warranties of Buyer contained in this Agreement, or (b) any breach or nonperformance of any covenants or agreements made by Buyer in or pursuant to this Agreement, or (c) the operation of the Business following the Closing Date, except to the extent the circumstance giving rise to such Losses would also be the basis for a claim for indemnification against Seller pursuant to Section 9.2 of this Agreement.

9.4           Indemnification by the Company. From and after the Closing, the Company agrees to defend, indemnify and hold harmless Seller Indemnified Parties from and against any and all Losses that may be sustained, suffered or incurred by such Seller Indemnified Party arising out of or relating to (a) any inaccuracy in or breach of any of the representations and warranties of the Company contained in this Agreement, or (b) any breach or nonperformance of any covenants or agreements made by the Company in or pursuant to this Agreement.

9.5           Procedures for Indemnification.

(a)           If any party shall seek indemnification with respect to any Loss or potential Loss arising from a claim asserted by a third party (including a notice of Tax audit or request to waive or extend a statute of limitations applicable to any Tax) for which such party seeking indemnification (the “Indemnified Party”) is entitled to indemnification under this ARTICLE 9, then the Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party (except to the extent notice is not received prior to the expiration of the applicable expiration provision contained in Section 9.1) shall relieve Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) Indemnifying Party is prejudiced thereby.

(b)           An Indemnifying Party will have the right to defend the Indemnified Party against the claim with counsel of its choice, reasonably satisfactory to the

Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing, within ten (10) days after the Indemnified Party has given notice of the claim, that the Indemnifying Party will satisfy its indemnification obligations to the extent required under this ARTICLE 9, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the claim and to fulfill its indemnification obligations hereunder, (iii) the claim involves only money damages and does not seek injunctive or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the claim is not, in the reasonable and good faith judgment of the Indemnified Party likely to establish a precedential custom or practice or result in an outcome that is materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the claim actively, diligently and completely. So long as the Indemnifying Party is conducting the defense of the claim in accordance with this Section 9.5(b), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.

(c)           In the event any of the conditions of Section 9.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the claim (including attorneys’ fees and expenses reasonably incurred), and (iii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party to the extent required under this ARTICLE 9.

(d)           The parties to this Agreement shall execute such powers of attorney as may be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may be reasonably related to any such claim, shall provide access to the counsel, accountants, and other representatives of each party during normal business hours to all properties, personnel, books, Tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all documents as may reasonably be requested (certified if requested)

9.6           Limitations on Indemnification.

(a)           Seller shall not be subject to indemnification liability with respect to claims pursuant to Section 9.2(c) to the extent such Losses arise out of or relate to matters specifically disclosed in the Company Disclosure Schedule. Seller shall not be required to indemnify Buyer Indemnified Parties with respect to any claim for indemnification pursuant to Section 9.2(c) unless and until the aggregate amount of all claims against Seller under Section 9.2(c) exceeds Two Hundred Thousand Dollars ($200,000) (the “Threshold Amount”), in which event Seller shall be responsible for the full amount of such Losses, including the Threshold

Amount.The aggregate indemnification liability of Seller to Buyer Indemnified Parties under Section 9.2(c) shall not exceed Three Million Dollars ($3,000,000) (the “Cap”) and shall be limited to fifty percent (50%) of the aggregate Losses arising out of or relating to the operation of the Business on or before the Closing Date. No claim for indemnification under Section 9.2(c) shall be valid or enforceable unless made on or before the expiration of the General Survival Period.

(b)           The Company shall not be required to indemnify Seller Indemnified Parties with respect to any claim for indemnification pursuant to Section 9.4(a) unless and until the aggregate amount of all claims against the Company under Section 9.4(a) exceeds the Threshold Amount, in which event the Company shall be responsible for the full amount of such Losses, including the Threshold Amount. The aggregate indemnification liability of the Company to Seller Indemnified Parties under Section 9.4(a) shall not exceed the Cap.

9.7           Adjustment to Purchase Price. Any payment pursuant to this ARTICLE 9 shall be treated for income Tax purposes as an adjustment to the Purchase Price paid by Buyer; provided that in the event such treatment is not permitted, the parties agree the indemnifying party shall indemnify and hold harmless the indemnified party against any Taxes imposed in connection with the payment of any indemnity payment.

9.8           Waiver by Seller. Buyer and Seller each acknowledge that it is entitled to certain indemnification rights pursuant to Section 5.7 of the Operating Agreement. Seller acknowledges and agrees that, to the extent Seller is obligated to defend, indemnify and hold harmless a Buyer Indemnified Party pursuant to this ARTICLE 9 (an “Indemnifiable Claim”), Seller shall not be entitled to make a claim for indemnification against the Company with respect to such Indemnifiable Claim, pursuant to Section 5.7 of the Operating Agreement or otherwise. In furtherance of such, Seller hereby waives any rights to indemnification pursuant to Section 5.7 of the Operating Agreement in connection with an Indemnifiable Claim, and releases the Company of any and all obligation to indemnify and/or reimburse Seller for any Indemnifiable Claims, and any Losses paid by Seller in connection therewith, pursuant to this ARTICLE 9. Nothing contained in this Section 9.8 shall constitute a waiver by any current or former manager or officer of the Company of the rights set forth in Section 5.7 of the Operating Agreement.

ARTICLE 10.         OTHER COVENANTS AND AGREEMENTS

10.1         Confidential Information of the Company and Buyer.

(a)           Seller acknowledges the confidential and proprietary nature of the SGL Confidential Information (as defined below) of the Company and Buyer and agrees to maintain the confidentiality thereof in accordance with the terms of this Section 10.1. As used herein, “SGL Confidential Information” means and includes confidential and proprietary information of any kind in any format disclosed to Seller by the Company or Buyer, including, but not limited to (i) trade secrets concerning the business and affairs of the Company or Buyer, know-how, formula, processes, research and development information, customer or vendor lists, price lists or methods for establishing pricing, market studies, technologies and processes and (ii) other information concerning the business and affairs of the Company or Buyer, including financial information, financial projections and budgets, historical and projected sales, capital spending budgets and plans, information concerning key personnel, personnel training techniques and materials and business plans.

(b)           Seller hereby agrees not to disclose or use any SGL Confidential Information, whether received by virtue of the business relationship contemplated by the Operating Agreement, the Aldila Golf Supply Agreement, any previous Supply Agreement between the Company and Seller (or its Affiliate) or otherwise, and Seller hereby agrees to use any SGL Confidential Information only for the purposes contemplated by such disclosure and in furtherance of the objectives of the relationship in the context of which such disclosure was made, but for no other purposes. Nothing in this Section 10.1(b) shall restrict Seller or its Affiliates from supplying specifications and other information (including sources of raw materials) to any third party with respect to any carbon fiber it purchases from such third party, as long as such purchase is not prohibited by the Aldila Golf Supply Agreement or any other Supply Agreement then in effect between Seller (or its Affiliate) and the Company. Seller shall not obtain any intellectual property rights to the SGL Confidential Information as a result of any disclosure protected hereby. All SGL Confidential Information in a written or digital format shall be retained by Seller subject to reasonable commercial efforts to maintain the confidentiality and security of such information. Seller shall take reasonable steps to ensure that access to such SGL Confidential Information is limited to only those employees or agents who need access to such information to accomplish any approved purposes, who are informed by Seller of the confidential nature of such information and who are bound by a confidentiality obligation consistent with the terms hereof. All SGL Confidential Information shall remain the property of the Company or Buyer, as the case may be. SGL Confidential Information shall not be reproduced in any form except as required to accomplish any approved purposes. All SGL Confidential Information, including all copies and summaries thereof, shall be, at the option of and as directed by the Company and/or Buyer, returned to the Company or Buyer, as the case may be, or destroyed by Seller upon the expiration of the relationship in the context of which such disclosure was made.

(c)           Notwithstanding Section 10.1(b) above, Seller shall have no obligation to maintain the confidentiality of SGL Confidential Information which:  (i) has been or subsequent to the date hereof is published or is now or subsequent to the date hereof otherwise in the public domain through no fault of Seller; (ii) prior to disclosure by the Company or Buyer is within the legitimate possession of Seller without obligation of confidentiality, (iii) subsequent to disclosure to Seller, is received from a third party that, to Seller’s Knowledge, has rights therein which do not restrict the ability of such third party to disseminate such SGL Confidential Information and without notice of any restriction against its further disclosure; (iv) is independently developed by Seller without breach of any obligation of confidentiality through parties who have not had, either directly or indirectly, access to or knowledge of such SGL Confidential Information; (v) is disclosed with the written approval of the Company or Buyer; or (vi) according to the advice of Seller’s outside counsel, is obligated to be produced under order of a court of competent jurisdiction or by specific direction of any regulatory authority having jurisdiction; provided, however, that Seller shall give prompt notice of such order or direction to the Company and Buyer, shall consult with the Company and Buyer on the advisability of taking steps to resist or narrow such order or direction, and, if disclosure is required or deemed advisable, cooperate with the Company and Buyer in any reasonable attempt that they may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such SGL Confidential Information.

10.2         Confidential Information of Seller.

(a)           Buyer and the Company acknowledge the confidential and proprietary nature of the Aldila Confidential Information (as defined below) of Seller and agree to maintain the confidentiality thereof in accordance with the terms of this Section 10.2. As used herein, “Aldila Confidential Information” means and includes confidential and proprietary information of any kind in any format disclosed to Aldila by the Company or Buyer, including, but not limited to (i) trade secrets concerning the business and affairs of Seller, know-how, formula, processes, research and development information, customer or vendor lists, price lists or methods for establishing pricing, market studies, technologies and processes and (ii) other information concerning the business and affairs of Seller, including financial information, financial projections and budgets, historical and projected sales, capital spending budgets and plans, information concerning key personnel, personnel training techniques and materials and business plans.

(b)           Buyer and the Company hereby agree not to disclose or use any Aldila Confidential Information, whether received by virtue of the business relationship contemplated by the Operating Agreement, the Aldila Golf Supply Agreement, any previous Supply Agreement between the Company and Seller (or its Affiliate) or otherwise, and Buyer and the Company hereby agree to use any Aldila Confidential Information only for the purposes contemplated by such disclosure and in furtherance of the objectives of the relationship in the context of which such disclosure was made, but for no other purposes. Buyer and the Company shall not obtain any intellectual property rights to the Aldila Confidential Information as a result of any disclosure protected hereby. All Aldila Confidential Information in a written or digital format shall be retained by Buyer or the Company subject to reasonable commercial efforts to maintain the confidentiality and security of such information. Buyer and the Company shall take reasonable steps to ensure that access to such Aldila Confidential Information is limited to only those employees or agents who need access to such information to accomplish any approved purposes, who are informed by Buyer and/or the Company of the confidential nature of such information and who are bound by a confidentiality obligation consistent with the terms hereof. All Aldila Confidential Information shall remain the property of Seller. Aldila Confidential Information shall not be reproduced in any form except as required to accomplish any approved purposes. All Aldila Confidential Information, including all copies and summaries thereof, shall be, at the option of and as directed by Seller, returned to Seller or destroyed by Buyer and/or the Company upon the expiration of the relationship in the context of which such disclosure was made.

(c)           Notwithstanding Section 10.1(b) above, Buyer and the Company shall have no obligation to maintain the confidentiality of Aldila Confidential Information which:  (i) has been or subsequent to the date hereof is published or is now or subsequent to the date hereof otherwise in the public domain through no fault of Buyer or the Company; (ii) prior to disclosure by Seller is within the legitimate possession of Buyer or the Company without obligation of confidentiality, (iii) subsequent to disclosure to Buyer or the Company, is received from a third party that, to Knowledge of Buyer and the Company, has rights therein which do not restrict the ability of such third party to disseminate such Aldila Confidential Information and without notice of any restriction against its further disclosure; (iv) is independently developed by Buyer or the Company without breach of any obligation of confidentiality through parties who have not had, either directly or indirectly, access to or knowledge of such Aldila Confidential Information; (v) is disclosed with the written approval of Seller; or (vi) according to the advice of outside counsel to Buyer or the Company, is obligated to be produced under order of a court of competent jurisdiction or by specific direction of any regulatory authority having jurisdiction; provided, however, that Buyer or the Company, as the case may be, shall give prompt notice of such order or direction to Seller, shall consult with Seller on the advisability of taking steps to resist or narrow such order or direction, and, if disclosure is required or deemed advisable, cooperate with Seller in any reasonable attempt that they may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such Aldila Confidential Information.

10.3         Non-Solicitation of Employees and Customers.

(a)           During the term of the Aldila Golf Supply Agreement, but in no event beyond a five (5) year period commencing on the Closing Date (the “Restricted Period”), Seller hereby agrees that neither it nor any of its Affiliates will, without the prior written consent of the Company, directly or indirectly:  (i) solicit any employee or independent contractor of Buyer or any of its Affiliates for the purpose of such Person becoming employed or retained by any Person other than Buyer or such Affiliate or (ii) solicit any Person that was a customer of the Company at any time during the three (3) year period immediately prior thereto for the purpose of providing to such customer goods or services similar to or in competition with the goods or services provided by the Company.

(b)           During the Restricted Period, Buyer hereby agrees that neither it nor any of its Affiliates will, without the prior written consent of the Seller, directly or indirectly, solicit any employee or independent contractor of Seller or any of its Affiliates for the purpose of such Person becoming employed or retained by any Person other than Seller or such Affiliate.

10.4         Covenant Not to Compete.

(a)           For the avoidance of doubt, Buyer, Seller and the Company wish to restate and affirm the obligations of Seller set forth in section 5.9(b) of the Operating Agreement. In the event of any conflict between this Section 10.4(a) and Section 5.9(b) of the Operating Agreement, this Section 10.4(b) shall control. During the Restricted Period, Seller hereby agrees that neither it nor its Affiliates will, without the prior written consent of the Company:  (i) engage in a business or business activities identical or substantially similar to the Business; (ii) subject to the following sentence, assist any Person to engage in a business or business activities identical or substantially similar to the Business; or (iii) own any interest in or organize any other Person or business which engages in a business or business activities identical or substantially similar to the Business (except as a passive holder of stock in corporation(s) whose stock is publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and then only to the extent of not owning more than five percent (5%) of the issued and outstanding stock of such corporation). Nothing in this Section 10.4(a) shall restrict a Seller or its Affiliates from supplying specifications and other information (including sources of raw materials) to any third party with respect to any carbon fiber it purchases from such third party, or from purchasing such carbon fiber, as long as such purchase is not prohibited by the Aldila Golf Supply Agreement or any other Supply Agreement then in effect between Seller (or its Affiliate) and the Company.

(b)           Notwithstanding the foregoing, nothing in this Section 10.4 shall prohibit Seller or its Affiliates from taking any of the following actions:  (i) manufacturing or selling graphite prepreg or any product made of graphite prepreg; (ii) purchasing carbon fiber from any third party except to the extent that Seller or its Affiliates is prohibited from doing so pursuant to the Aldila Golf Supply Agreement or any other Supply Agreement then in effect between Seller (or its Affiliate) and the Company; and (iii) supplying specifications and other directly related information (including sources of raw material) to any third party with respect to any carbon fiber purchased in compliance with subsection (ii) above from such third party to the extent necessary to facilitate such purchase.

10.5         Remedies. Seller, Buyer and the Company each hereby acknowledges that a breach by the other of any of the provisions of Sections 10.1, 10.2, 10.3 or 10.4 may cause irreparable damage to the non-breaching party incapable of measurement and that the remedy at Law for such breach may be inadequate to compensate the non-breaching party for its losses in connection therewith. Therefore, in the event of any such breach, the non-breaching party, in addition to any other remedies available to it at law, in equity or otherwise, shall be entitled, at its option, to seek a temporary restraining order and preliminary and permanent injunctions restraining the breaching party from breaching or continuing any breach of any of the provisions of Sections 10.1, 10.2, 10.3 or 10.4, as the case may be. The breaching party shall be liable for any and all reasonable attorneys’ fees, expenses and court costs incurred by the non-breaching party in connection with the successful enforcement of its rights hereunder.

10.6         Receivables Owed to the Company from Seller. Seller covenants and agrees that (a) all “Variable Costs” owed by Aldila Golf to the Company as of the Closing Date pursuant to the Supply Agreement currently in effect between the Company and Seller, and (b) all Fixed Costs (as defined in the Operating Agreement) owed by Seller to the Company as of the Closing Date pursuant to the Operating Agreement shall be promptly paid by, or caused to be paid by, Seller to the Company following the Closing.

ARTICLE 11.         TAX MATTERS

11.1         Tax Returns. With respect to each Tax Return which is required to be filed for, by, on behalf of or with respect to the Company after the Closing Date, which Tax Return includes any period or portion of any period that is a Pre-Closing Period (as defined below), Company (i) shall cause to be prepared each such Tax Return and (ii) shall determine the portion of the income, gain, loss, deductions and credits, if any, on such Tax Return that is allocable to a Pre-Closing Period (as defined below) in accordance with Section 11.2(c) below. Company shall deliver a copy of such Tax Return thereto to Buyer and Seller at least fifteen (15) days prior to the due date (including any extension thereof) for filing such Tax Return. Notwithstanding anything to the contrary herein, (A) Buyer and Seller shall consult in good faith with Company and each other in connection with the preparation of each such Tax Return and (B) Company shall not file any such Tax Return without the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld or delayed.

11.2         Liability for Taxes and Related Matters.

(a)           Liability of Seller for Taxes. Seller shall be liable for, and shall indemnify and hold Buyer harmless from and against, all Taxes (i) attributable to Seller’s allocable share of the Company’s income or gain for any taxable year or period or portion thereof that ends on or before the Closing Date (a “Pre-Closing Period”), (ii) imposed on Seller for any taxable year or period and (iii) of the Company for any Pre-Closing Period, multiplied by fifty percent (50%), except to the extent such Taxes are included as a liability on the Final Net Working Capital Statement.

(b)           Buyer’s Liability for Taxes. Buyer shall be liable for, and shall indemnify and hold Seller harmless from and against, (i) any Taxes attributable to Buyer’s allocable share of income or gain of the Company for a Pre-Closing Period, and (ii) all Taxes resulting from or relating to the Company’s operations for any taxable year or period that begins after the Closing Date.

(c)           Determination of Liability for Taxes. As of the Closing Date, the taxable year of the Company shall close in accordance with Treasury Regulation Section 1.708-1(b)(3). With respect to any Taxes for any taxable period that includes but does not end as of the Closing Date, the amount of Taxes for which a Party is liable or which is subject to indemnification hereunder attributable to pre-Closing and post-Closing Tax periods shall be calculated as if such taxable period ended as of the close of business on the Closing Date, except that any property, ad valorem, and similar Taxes and exemptions, allowances or deductions that are imposed on Buyer or Seller shall be calculated on an annual basis and prorated based on the number of days in the annual period elapsed through the Closing Date compared to the number of days in the annual period elapsing after the Closing Date, respectively.

(d)           Notice and Payment Requirements. The Party seeking indemnification for any Tax (the “Tax Indemnitee”) agrees to give prompt notice to the Party from whom indemnification is sought (the “Tax Indemnitor”) of the assertion or payment of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought pursuant to this ARTICLE 11 and will give the Tax Indemnitor factual information (to the extent known to the notifying Party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of such asserted Tax liability. The failure of the Tax Indemnitee to exercise promptness in such notification shall not amount to a waiver of such claim except to the extent the resulting delay results in a material detriment to the Tax Indemnitor with respect to the claim. On or after payment of any Taxes or other amounts by the Tax Indemnitee, the Tax Indemnitee shall submit an invoice to the Tax Indemnitor stating that such Taxes or such other amounts have been paid and giving in reasonable detail the particulars relating thereto. Within thirty (30) days of receipt of such notice, the Tax Indemnitor shall remit payment for such Taxes or other amounts to the Tax Indemnitee, provided, however, that the Tax Indemnitor shall not be required to make any payment earlier than three (3) days before it is due to the appropriate taxing authority. In the case of a Tax that is contested, payment of the Tax to the appropriate tax authority will be considered to be due on the date such payment is made. Any payment required under this Section 11.2 that is not made when due shall bear interest (beginning on the thirtieth (30th) day after receipt of the written notice) at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code. Notwithstanding anything herein to the contrary, (i) Tax Indemnitee shall keep Tax Indemnitor informed in all material respects of the status of any claim, suit, action or proceeding and shall consult in good faith with Tax Indemnitor concerning such matter, and (ii) Tax Indemnitee shall not concede, fail to contest, or settle such matter without the prior written consent of Tax Indemnitor, which consent shall not be unreasonably withheld or delayed.

(e)           Sales, Use and Value-added Taxes. The Parties believe, based on their independent analysis, that the transfer of the Interests pursuant to this Agreement does not result in the imposition of any sales, use, value-added and similar Taxes and shall act in a manner consistent with such belief. If, contrary to the judgment of the Parties, any sales, use, value-added or similar Taxes are imposed by any taxing authority, tax or revenue service, or tax tribunal, the Party upon which such Taxes are legally imposed shall pay such Taxes and any related interest, penalty, etc. to the applicable taxing authority and the other Party shall promptly pay to, indemnify and hold the paying Party harmless from and against fifty percent (50%) of such Taxes and any related interest, penalty, etc.; provided, however, that such Taxes are not recovered by the other Party.

11.3         Adjustment to Purchase Price. For Tax purposes, any payment by Buyer or Seller to the other under ARTICLE 11 will be treated as an adjustment to the Purchase Price.

11.4         Assistance and Cooperation. After the Closing Date, each of Company, Seller and Buyer shall reasonably (a) assist (and cause their respective Affiliates to assist) the other Party in preparing any Tax Returns or reports which such other Party is responsible for preparing and filing in accordance with this ARTICLE 11, (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company, (c) make available (and cause their respective Affiliates to make available) to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company, (d) provide timely notice to the other in writing of any Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this ARTICLE 11, and (e) furnish the other with copies of all material correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period. Following the Closing, Buyer shall cause the Company to maintain the Company’s accounting books and records and Tax Returns related to Pre-Closing Periods for a period of time equal to the applicable tax statute of limitations, and during such period Seller shall be permitted reasonable access to such records upon request.

11.5         Tax Disputes and Audits. Neither Company, Buyer, nor any Affiliate of Buyer shall request a Tax audit of Company, and Company nor Buyer shall not, without the prior written consent of Seller (not to be unreasonably withheld), extend any statute of limitations with respect to Company with respect to Pre-Closing Tax Periods. Notwithstanding anything to the contrary herein, Seller shall have the right to participate in any Tax audit or administrative or court proceeding involving the Company relating to Pre-Closing Tax Periods, and to employ counsel of its choice at its expense, but Buyer shall have the right to control any such audit or other proceeding on behalf of the Company and act as the “tax matters partner” pursuant to Section 6231(a)(7) of the Code. Neither Company, Buyer nor any of Buyer’s Affiliates may compromise or settle any Tax issue for any Pre-Closing Tax Periods if such Tax issue would increase Seller’s Tax liability for any period or its indemnification liability under this Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld. Neither Company, Buyer nor any of Buyer’s Affiliates may file any election on any Tax Return or an amended Tax Return for a Pre-Closing Tax Period without the consent of Seller, which consent may be withheld in Seller’s sole discretion if such election or amended Tax Return will increase Seller’s Tax liability for any period or its indemnification liability under this Agreement.

11.6         Refunds. Any refunds or credits attributable to Company for a Pre-Closing Period shall be for the account of Seller and Buyer, and if the entire refund or credit is received by Buyer or the Company, then Buyer or the Company, as applicable, shall promptly pay to Seller fifty percent (50%) of such refund or credit based.

11.7         Disputes. Any disputes between Seller, on the one hand, and Company and/or Buyer, on the other hand, relating to this ARTICLE 11 shall be resolved pursuant to the procedures set forth in Section 2.3(e).

ARTICLE 12.         GENERAL PROVISIONS

12.1         Public Announcements. Except as required by applicable Law or the rules or regulations of any securities exchange on which a party’s securities are then listed or traded, none of the parties shall make, or cause to be made, directly or indirectly, any public disclosure or other announcement with respect to the transactions contemplated hereby without the prior written consent of the other party hereto. The parties shall cooperate with each other in the preparation and dissemination of any public announcements of the transactions contemplated by this Agreement.

12.2         Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or sent by telex or telecopy or three (3) Business Days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) Business Day after being sent via a nationally recognized courier service for next Business Day delivery, to the party to whom it is directed:

If to Buyer, to:

SGL Carbon Fiber and Composites, Inc.

c/o SGL Technologies GmbH

Rheingaustraße 190 - 196

Wiesbaden, Germany 65203

Attention:  Daniel J.Pichler

Telecopy No.:  49-611-6029-277

With a copy to:

SGL Carbon, LLC

8600 Bill Ficklen Drive (for overnight courier)

Charlotte, North Carolina 28269

P.O. Box 563960 (for certified or registered mail)

Charlotte, North 28256

Attention: General Counsel

Telecopy No.:  (704) 510-4760

and

Parker Poe Adams & Bernstein LLP

401 S. Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Attention: Roy L. Smart III, Esq.

Telecopy No.:  (704) 334-4706

If to Seller, to:

Aldila Materials Technology Corp.

14145 Danielson St. Ste. B

Poway, California 92064

Attention:  Peter R. Mathewson

Telecopy No.:  (858) 513-1870

With a copy to:

Seltzer Caplan McMahon Vitek

750 B Street, Ste. 2100

San Diego, California 92101

Attention:  Andrew D. Brooks, Esq.

Telecopy No.:  (619) 702-6853

If to the Company:

Carbon Fiber Technology LLC

1375 Union Road

Evanston, Wyoming 82930

Attention:  Alex Walk

Telecopy No.: (307) 789-2579

With a copy to:

To Buyer and Seller at the above addresses

or for any party, at such other address as such party shall have specified in writing to each of the others in accordance with this Section 12.1. Notices to Company shall be sent to Buyer following the Closing.

12.3         Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement and as may be otherwise necessary to effectively convey and transfer to, and vest in, Buyer any part of the Interest.

12.4         Waiver. To the extent permitted by applicable Law, no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by a party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by all the parties hereto. Any waiver by a party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement. Neither the failure nor any delay by any party hereto in exercising any right or power under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right or power, and no single or partial exercise of any such right or power will preclude any other or further exercise of such right or power or the exercise of any other right or power.

12.5         Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

12.6         Entire Agreement; Amendment. This Agreement (including the Exhibits hereto, the Disclosure Schedule and any amendments hereto) constitutes the entire Agreement and understandings of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by a writing executed by all of the parties hereto. In the event of a conflict between this Agreement and the Operating Agreement, the provisions of this Agreement shall control.

12.7         Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; provided, however, Buyer may, upon written notice to Seller, assign this Agreement in whole or in part to any affiliate of Buyer. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the parties and their respective legal representatives, heirs, legatees, successors and assigns.

12.8         No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third-party beneficiary of this Agreement.

12.9         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to the choice of law provisions thereof).

12.10       Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. This Agreement may be executed by one or more facsimile or .pdf format signatures.

12.11       Section Headings; Construction. The section headings of this Agreement are for convenience of reference only and shall not be deemed to limit or affect any of the provisions hereof. This Agreement shall be construed equitably, in accordance with its terms, without regard to the degree which Seller or Buyer, or their respective legal counsel, have participated in the drafting of this Agreement.

12.12       Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date banks in Charlotte, North Carolina are closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

12.13       Dispute Resolution. In the event a dispute arises out of or relates to this Agreement, or the breach thereof, and the Parties have not been successful in resolving the dispute through direct negotiation, the dispute shall be submitted to Peter Mathewson, on behalf of Seller, and Daniel J. Pichler, on behalf of Buyer, or their respective successors, who shall attempt in good faith to resolve the dispute within five (5) Business Days after the referral of such dispute to them. If  the dispute is not resolved by such individuals, the Parties shall have the right to resort to any remedies permitted by law, including filing suit in a court of proper jurisdiction.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:	SGL CARBON FIBERS AND COMPOSITES, INC.

	By:	/s/ Dan J. Pichler
Name: Dan J. Pichler
Its: President

SELLER:	ALDILA MATERIALS TECHNOLOGY CORP.

	By:	/s/ Peter R. Mathewson
Name: Peter R. Mathewson
Its: President

COMPANY:	CARBON FIBER TECHNOLOGY, LLC

	By:	/s/ Alex Walk
Name: Alex Walk
Its: Managing Director

Exhibits and Schedules

Exhibits:

Exhibit A	Form of Assignment
Exhibit B	Form of Aldila Golf Supply Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Release Agreement

Disclosure Schedule:

Section 3.2(b)	Undisclosed Liabilities
Section 3.2(c)	No Material Adverse Change
Section 3.3	Governmental Authorizations
Section 3.4	Tax Matters
Section 3.5	Encumbrances
Section 3.6	Material Agreements
Section 3.7	Litigation
Section 3.8	Employee Benefits
Section 3.10	Intellectual Property
Section 3.11	Affiliated Transactions
Section 3.12	Bank Accounts, Powers, Etc.
Section 3.13	Insurance

[EXHIBITS AND SCHEDULES HAVE BEEN OMITTED PURSUANT TO SEC
REGULATIONS AND ARE AVAILABLE TO THE SEC UPON ITS REQUEST]